STATE OF WYOMING
FILED
at 9:03 a.m.

MAR 6 1975
129252
THYRA THOMSON
SECRETARY OF STATE

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

DOL RESOURCES, INC.

Pursuant to the provisions of Section 51 of the Wyoming Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is DOL RESOURCES, INC.

SECOND: Paragraph FOURTH of the Articles of Incorporation is amended to read as follows:

> *The aggregate number of shares which the Corporation shall have authority to issue is 25,000,000 of one cent par value per share.*

The following new paragraphs TENTH, ELEVENTH, TWELFTH, AND THIRTEENTH are added as follows:

> *TENTH: The officers, directors and other members of management of this Corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by this Corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he may have in the Corporation.*

> *ELEVENTH: No action of the Corporation shall be in any way affected or invalidated by reason of any of the directors, officers or other members of management of this Corporation being pecuniarily or otherwise interested either in their individual capacities or as a director, officer or other*

member of management of another corporation or association which is so interested, provided only that the fact of such interest is known or disclosed to the Board of Directors of this Corporation at the time such action is taken. Any member of the Board of Directors of this Corporation who is so interested in a proposed action, in either capacity, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation at which the proposed action is considered, and may vote at such meeting to authorize the action, with like force and effect as if he were not so interested.

TWELFTH: The Corporation shall indemnify each director and each officer, his heirs, executors and administrators against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Corporation, except in relation (i) to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, and (ii) to liabilities under the Securities Act of 1933, as amended, the securities laws of Wyoming or other applicable securities laws. In the event of a settlement before or after action or suit, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified was not guilty of such fraud or misconduct. The foregoing right of indemnification shall not exclude other rights to which a person indemnified may be entitled.

THIRTEENTH: The Board of Directors of the Corporation may, from time to time, distribute to the Corporation's shareholders in partial liquidation, out of capital surplus, a portion of its assets, in cash or property, and purchase outstanding shares with capital surplus of the Corporation if (a) at the time the Corporation is solvent; (b) such distribution or purchase would not render the Corporation insolvent; (c) all cumulative dividends on all preferred or special classes of shares entitled to preferential dividends shall have been paid fully; (d) the distribution or purchase would not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of voluntary liquidation; and (e) as regards a distribution, the distribution is identified as a distribution in partial liquidation and the amount per share is disclosed to the shareholders receiving the same concurrently with the distribution thereof.

THIRD: The date of the adoption of the Amendment by the shareholders was March 3, 1975.

FOURTH: The number of shares outstanding and the number of shares entitled to vote thereon is 1,000 shares.

FIFTH: The number of shares voting for such Amendment is 1,000 shares. The number of shares voting against such Amendment is 0 shares. The number of shares not voting on such Amendment is 0 shares.

SIXTH: Each 1,000 shares of the presently issued common stock shall be exchanged for 1,515,572 shares of the one cent par value stock created hereby.

SEVENTH: The Amendment does not effect a change in the amount of stated capital.

DATED: March 3, 1975.

DOL RESOURCES, INC.

By:

President

Secretary-Treasurer

STATE OF WYOMING)
) SS
COUNTY OF LARAMIE)

This is to certify that the above and foregoing Articles of Amendment to the Articles of Incorporation were subscribed and sworn to before me, a Notary Public, by James T. Hays, President of DOL Resources, Inc. on this 6th day of March, 1975.

Jacqueline Corklin - Notary Public
STATE OF WYOMING
My Commission Expires Aug. 22, 1977

Notary Public

FILED: 03/26/2001
CID: 1980-00123081
WY Secretary of State
Doc. ID: 2001-00418974

10- 123081

R# 166232

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF DOL RESOURCES, INC.

Pursuant to the provisions of Section 51 of the Wyoming Business Corporaion Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is DOL RESOURCES, INC.

SECOND: Paragraph FOURTH of the Articles of Incorporation is amended to read as follows:

> The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 of one cent ($0.01) par value common stock and 10,000,000 of five dollor ($5.00) par value preferred stoek.

THIRD: The date of the adoption of the Amendment by Board of Directors Resolution and Unanimous Consent of Shareholders owning 15,672,630 shares or 62% of the outstanding voting stock was March 12, 2001.

DATED: March 12, 2001.

01 MAR 26 AM 9:50

DOL RESOURCES, INC.

By:

President

Vice President

STATE OF TEXAS)
) SS
COUNTY OF DALLAS)

This is to certify that the above and forgoing Articles of Amendment to the Articles of Incorporation were subscribed and sworn to before me, a Notary Public by S. Mort Zimmerman, President and Fred M. Updegraff, Vice President of DOL Resources, Inc. on this 21st day of March, 2001

MARIE W. PAZOL
Notary Public, State of Texas
My Commission Expires 04-09-01

Notary Public

WY Secretary of State
FILED: 08/01/2007
Original ID: 1980-000123081
Amendment ID: 2007-000632690

ARTICLES OF AMENDMENT
OF
DOL RESOURCES, INC.

To the Secretary of State
State of Wyoming

Pursuant to the provisions of the Wyoming Business Corporation Act, the corporation hereinafter named Dol Resources, Inc, does hereby adopt the following Articles of Amendment:

1. The name of the corporation is: Dol Resources, Inc.

2. Articles First of the Articles of Incorporation of the corporation is hereby amended so as henceforth to read as follows:

   The name of the corporation is:

   Omega Commercial Finance Corporation

3. The date of adoption of said amendment was July 27, 2007.

4. The date of each amendment's adoption is July 27, 2007.

5. The amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

Executed on July 27, 2007

DOL RESOURCES, INC.

Name of officer: Jon S. Cummings, IV
Title of officer: President

RECEIVED
AUG - 1 2007
SECRETARY OF STATE
WYOMING